Exhibit 10.7.5

PREMISE LEASE AGREEMENT

Lessor (Party A): Jiangsu Yada Technology Group Co., Ltd

Lessee (Party B): Yangzhou Huada Medical Device Co., Ltd.

This Lease Agreement (“Agreement”) is made for and between Party A and Party B for Party A’s lease of Party A’s legally owned premise to Party B. In accordance with relevant laws and regulations and on the basis of voluntariness, equality and reciprocity, both Parties agree the following:

I.	Leased Premise

The premise that Party A leases to Party B is located at No. 88 Tongda Road, Touqiao Town, Guangling District, Yangzhou City, with a leased floor area of 20 square meters.

II.	Lease Term

1.	The lease of the premise shall start from January 1, 2021 to December 31, 2021, with a duration of one year.

2.	Upon the expiration of the lease term, Party A shall be entitled to reclaim the leased premise, and Party B shall return the premise as scheduled. Party B may renew the Agreement three months prior to the termination, with a written notice to Party A. With Party A’s consent, both Parties may sign a new lease agreement.

III.	Payment of Rent

1.	Party A and Party B agree that the rent of the premise is RMB 60.00 per square meter of floor area with an annual rent of RMB 1,200.00.

2.	Party B shall pay the rent of the premise to Party A once the Agreement is signed. The annual rent shall be paid in a lump sum between January 1, 2021 and January 5, 2021.

IV.	Other Expenses

1.	During the lease term, Party B shall bear the expense of water, electricity, gas, telephone and other communications fees arising from the use of the premise, and the payment shall be made within three days upon receiving the receipt or invoice.

V.	Use and Maintenance of the Leased Premise

1.	During the lease term, Party B shall promptly notify Party A for maintenance should the premise and its ancillary facilities be found damaged or malfunctioning; Party A shall carry out maintenance within three days upon receiving Party B's notice. In the case of Party A’s failure to carry out maintenance within the time limit, Party B may carry out maintenance on behalf of Party A, with the cost borne by Party A.

2.	During the lease term, Party B shall appropriately use and take care of the premise and its ancillary facilities. If inappropriate use of Party B results in damage or malfunction of the premise and its ancillary facilities, Party B shall be responsible for maintenance. Where Party B refuses to carry out maintenance, Party A may carry out maintenance on behalf of Party B, with the cost borne by Party B.

3.	During the lease term, Party A shall ensure that the premise and its ancillary facilities are in a normal, useable and safe condition. Party A shall notify Party B three days in advance of the inspection and maintenance of the premise. Party B shall cooperate in the inspection and maintenance, and Party A shall reduce the impact on Party B’s use of the premise.

4.	Any furnishing or additional ancillary facilities and equipment by Party B is subject to Party A’s written consent in advance. Should any approval from the relevant authorities be required, Party A shall apply for approval from the relevant authorities before Party B’s further moves.

VI.	Others

1.	The Agreement shall come into force on the date of signature and seal by both parties.

2.	The Agreement shall be executed in duplicate, one copy for each party, with the same legal effect.

Party A:	Party B:

Jiangsu Yada Technology Group Co., Ltd	Yangzhou Huada Medical Device Co., Ltd.

Date: December 7, 2020